EXHIBIT 99.1

ICG Announces Fourth Quarter and Full-Year Financial Results

WAYNE, Pa., Feb. 23, 2012 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter and year ended December 31, 2011.

"2011 was an important year for ICG, as we continued to execute against our strategic goal to refine our holdings and transition our operating model," said Walter Buckley, ICG's Chief Executive Officer. "We achieved strong EBITDA results in 2011 and successfully completed the sale of two core equity companies, Metastorm and StarCite. At the same time, our companies made strategic acquisitions, including GovDelivery's acquisition of GovInteract, and Procurian's (formerly ICG Commerce's) acquisition of Neuwing Energy Ventures. Finally, Procurian signed three new important contracts during the fourth quarter."

"As we look to 2012, growth in the first half of the year will be impacted by reduced spend at a limited number of clients. That said, we are encouraged by the later stage opportunities within our companies' pipelines, which we expect will drive accelerating growth in the second half of the year," added Buckley. "We are also excited about potential M&A activity for both ICG and our companies, as well as the investments our companies will continue to make for growth throughout 2012. We are confident we will build on this momentum to enhance value for our stockholders."

GAAP Financial Results

ICG's GAAP revenue increased to $36.1 million for the fourth quarter of 2011, up from $33.1 million in the comparable 2010 period. GAAP net income for the fourth quarter of 2011 was $17.9 million, or $0.49 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, in the comparable 2010 period.

ICG's GAAP revenue increased to $140.5 million for the full year 2011, up from $115.7 million for 2010. GAAP net income for the full year 2011 was $27.6 million, or $0.74 per diluted share, compared to $46.6 million, or $1.26 per diluted share, for 2010.

Results for all periods noted include non-recurring gains and losses detailed later in this release.

Core Consolidated Companies

Core consolidated revenue totaled $36.1 million for the fourth quarter of 2011, a 9% increase from the comparable 2010 period. Core consolidated EBITDA totaled $5.6 million for the fourth quarter of 2011, consistent with $5.6 million for the comparable 2010 period.

Core consolidated revenue totaled $140.5 million for the full year 2011, a 19% increase from 2010. Core consolidated EBITDA totaled $17.7 million for the year ended December 31, 2011, as compared to $13.7 million for 2010.

Full-year revenue grew 28% at GovDelivery and 9% at InvestorForce from their respective prior year periods.

Procurian reported $31.1 million of revenue for the fourth quarter of 2011, representing a 19% increase from the comparable 2010 period. Procurian reported $120.6 million of revenue for 2011, representing an increase of 19% over 2010.  Procurian's EBITDA, excluding stock-based compensation and unusual items, for the quarter ended December 31, 2011 was $6.6 million, as compared to $6.4 million in the comparable 2010 period. Procurian's EBITDA, excluding stock-based compensation and unusual items, for 2011 increased to $22.2 million, up from $17.1 million in 2010.

As announced last week, ICG Commerce changed its name to Procurian and sharpened its strategic focus around an elevated standard of excellence called "The New Procurement." This new name better projects a specialized focus on its long-standing commitment to procurement. This broader evolution of the company's focus reflects the market's growing demand for a proven approach to realizing sustainable cost savings in order to fuel growth and innovation. Go to www.procurian.com to view the Procurian web site and click here http://www.procurian.com/Virtual_Tour/home.html?page=video for a virtual tour of Procurian's specialized procurement infrastructure.

StarCite Sale

On December 30, 2011, the sale of StarCite to The Active Network was completed. ICG's portion of the sale proceeds, valued at the sale date, consisted of approximately $24.9 million, approximately $1.5 million of which has been placed in escrow in connection with a customary indemnification holdback. Subject to any indemnification claims, the escrowed sale proceeds will be released to ICG one year following the closing of the transaction.

2012 Guidance

In 2012, ICG expects to achieve core consolidated revenue in the range of $150 million to $160 million and core consolidated EBITDA in the range of $16 million to $18 million.

For information related to ICG's core equity companies, Channel Intelligence, Freeborders and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast.  See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its fourth quarter and full year 2011 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the fourth quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode 866-788-0542. The international dial-in number is 857-350-1680. The pass code is 52024769. For those unable to participate in the conference call, a replay will be available from February 23, 2012 at 1:00 p.m. ET until March 1, 2012 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is 69350886. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors.  These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building profitable businesses in these sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' collective ability to retain existing customer relationships and secure new ones, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$ 36,103	$ 33,076	$ 140,527	$ 115,710

Operating Expenses
Cost of revenue	21,679	18,669	85,572	71,050
Selling, general and administrative	11,010	10,995	45,099	42,206
Research and development	2,891	2,846	12,436	10,644
Amortization of intangibles	399	337	1,412	1,357
Impairment related and other	367	10	970	1,182
Total operating expenses	36,346	32,857	145,489	126,439

Operating income (loss)	(243)	219	(4,962)	(10,729)

Other income (loss), net	16,440	28	42,624	74,147
Interest income	95	75	393	330
Interest expense	(100)	(174)	(577)	(366)
Income (loss) before income taxes and equity loss	16,192	148	37,478	63,382

Income tax benefit (expense)	4,926	2,811	4,287	(254)
Equity loss	(1,958)	(2,155)	(11,964)	(16,022)
Income (loss) from continuing operations	19,160	804	29,801	47,106
Income (loss) on discontinued operations	--	--	--	802
Net income (loss)	19,160	804	29,801	47,908
Less: Net income (loss) attributable to the noncontrolling interest	1,294	538	2,235	1,319
Net income (loss) attributable to ICG	$ 17,866	$ 266	$ 27,566	$ 46,589

Amounts attributable to ICG common shareholders:
Net income (loss) from continuing operations	$ 17,866	$ 266	$ 27,566	$ 45,977
Net income (loss) on discontinued operations	--	--	--	612
Net income (loss) attributable to ICG common shareholders	$ 17,866	$ 266	$ 27,566	$ 46,589

Basic net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.49	$ 0.01	$ 0.75	$ 1.26
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--	--	0.02
	$ 0.49	$ 0.01	$ 0.75	$ 1.28

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,170	36,684	36,656	36,427

Diluted net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.49	$ 0.01	$ 0.74	$ 1.24
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--	--	0.02
Income (loss) attributable to ICG common shareholders	$ 0.49	$ 0.01	$ 0.74	$ 1.26

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	36,633	37,875	37,460	37,064

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$ 121,909	$ 92,438
Restricted cash	133	201
Other receivables	22,679	--
Accounts receivable, net	33,034	25,832
Deferred tax asset	5,176	4,830
Income tax receivable	--	6,314
Prepaid expenses and other current assets	2,916	2,528
Total current assets	185,847	132,143
Fixed assets, net	6,029	5,991
Ownership interests	39,052	83,829
Goodwill	22,267	20,317
Intangibles, net	14,464	13,832
Deferred tax asset	27,377	22,973
Cost method investments	10,820	1,317
Other assets, net	821	587
Total assets	$ 306,677	$ 280,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of other long-term debt	$ 4,216	$ 4,623
Accounts payable	5,008	1,973
Accrued expenses	4,576	2,777
Accrued compensation and benefits	12,033	15,327
Deferred revenue	13,546	10,293
Total current liabilities	39,379	34,993
Long-term debt	11,081	15,458
Other non-current liabilities	1,501	927
Total liabilities	51,961	51,378
Redeemable noncontrolling interest	1,378	1,182
Equity:
Controlling (ICG) equity	245,726	223,807
Noncontrolling interest	7,612	4,622
Total stockholders' equity	253,338	228,429
Total liabilities and stockholders' equity	$ 306,677	$ 280,989

ICG
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 36,103	$ 33,076	$ 140,527	$ 115,710

Deferred revenue not recorded in purchase accounting	--	38	--	1,955

Core consolidated revenue	$ 36,103	$ 33,114	$ 140,527	$ 117,665

Reconciliation of GAAP Net income (loss) attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ 17,866	$ 266	$ 27,566	$ 46,589

Net income attributable to non-controlling interests	1,294	538	2,235	1,319
Discontinued operations	--	--	--	(802)
Equity loss	1,958	2,155	11,964	16,022
Income tax expense (benefit)	(4,926)	(2,811)	(4,287)	254
Interest (income) expense, net	5	99	184	36
Other (income) loss, net (B)	(16,440)	(28)	(42,624)	(74,147)

Consolidated operating income (loss)	(243)	219	(4,962)	(10,729)

Deferred revenue not recorded in purchase accounting	--	38	--	1,955
Amortization of intangibles (resulting from acquisitions) - corporate	338	337	1,351	1,357
Depreciation and amortization - core consolidated	921	721	3,323	2,490
Depreciation - corporate	14	13	50	58
Stock-based compensation - corporate	1,452	582	3,787	2,345
Stock-based compensation - core consolidated	145	147	495	682
Impairment related and other - corporate	(26)	--	(26)	796
Impairment related and other - core consolidated	393	10	996	386

Adjusted operating income (loss)	2,994	2,067	5,014	(660)

Corporate:
Operating expenses	2,844	3,631	13,248	14,766

Core Consolidated Companies:
Other income (loss), net	(263)	(100)	(583)	(360)

Core consolidated EBITDA	$ 5,575	$ 5,598	$ 17,679	$ 13,746

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's three core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's three core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is consolidated operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG and its three core consolidated companies. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in millions)

Gains on sales of marketable securities	$ --	$ --	$ --	$ 67.0
Gain on Metastorm sale	1.1	--	26.0	--
Gain on StarCite sale	14.1	--	14.1	--
Gain on distribution	0.4	--	1.9	--
Net gains (losses) on sales of companies	1.1	--	1.3	7.0
Other, net	(0.3)	--	(0.7)	0.1
Other income (loss), net on Consolidated Statements of Operations	$ 16.4	$ --	$ 42.6	$ 74.1
CONTACT: Investor inquiries:
         Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com